Exhibit 99.1
Cronos Group Reports 2024 Second Quarter Results

Net revenue in Q2 2024 increased by 46% year-over-year to $27.8 million

Industry-leading balance sheet with $848 million in cash and cash equivalents

Announced expansion of Cronos GrowCo designed to fuel global growth

TORONTO, August 8, 2024 - Cronos Group Inc. (NASDAQ: CRON) (TSX: CRON) (“Cronos” or the “Company”) today announced its 2024 second quarter business results.

“Cronos achieved its highest quarterly net revenue on record in Q2 2024 at $27.8 million, up 46% year-over-year. The top line was propelled by 46% growth year-over-year in Canada, 27% growth year-over-year in Israel, growth in Germany and the initiation of sales in the United Kingdom. These results reflect the hard work and dedication of our entire team, reinforcing our confidence in sustained growth and success,” said Mike Gorenstein, Chairman, President and CEO, Cronos.

“Our recent investment in our joint venture, Cronos GrowCo, is intended to ensure consistent supply of high-quality cannabis biomass, fueling our global growth initiatives. Cronos will consolidate the results of Cronos GrowCo's operations in Q3 2024, which will show the value that Cronos GrowCo provides to our supply chain,” continued Mr. Gorenstein. “The Spinach® brand continues to lead in Canada, with new introductions like Spinach Grindz™ and SOURZ Fully Blasted 10mg THC gummies contributing to revenue growth in Q2. The Lord Jones® brand also enhanced its offerings with new vape and pre-roll products, strengthening our market presence. Internationally, our leading medical brand, PEACE NATURALS®, successfully expanded into the UK and continues to solidify top-tier positioning in the German market. In Israel, our team continues to focus on bringing new high-quality strains to market under the PEACE NATURALS® brand to complement our popular hero strains, GMO and Wedding Cake, which have driven significant volume growth. At Cronos we continue to focus on quality and innovation at every turn, all while maintaining a strong balance sheet, positioning the company for growth.”

Consolidated Financial Results
In the second quarter of 2023, the Company exited its U.S. hemp-derived CBD operations. The exit of the U.S. operations represented a strategic shift, and as such, qualifies for reporting as discontinued operations in our condensed consolidated statements of net loss and comprehensive income (loss). Prior period amounts have been reclassified to reflect the discontinued operations classification of the U.S. operations.
The tables below set forth our condensed consolidated results of continuing operations, expressed in thousands of U.S. dollars for the periods presented. Our condensed consolidated financial results for these periods are not necessarily indicative of the consolidated financial results that we will achieve in future periods.

(in thousands of USD)	Three months ended June 30,	Change	Six months ended June 30,	Change
2024	2023	$	%	2024	2023	$	%
Consolidated net revenue	$27,762	$19,021	$8,741	46%	$53,050	$38,516	$14,534	38%

Cost of sales	21,070	15,922	5,148	32%	41,875	32,490	9,385	29%
Inventory write-down	395	—	395	N/A	395	—	395	N/A
Gross profit	$6,297	$3,099	$3,198	103%	$10,780	$6,026	$4,754	79%
Gross margin(i)	23%	16%	N/A	7	pp	20%	16%	N/A	4	pp

Net loss(ii)	$(8,759)	$(5,663)	$(3,096)	(55)%	$(11,243)	$(23,698)	$12,455	53%

Adjusted EBITDA(iii)	$(11,051)	$(15,905)	$4,854	31%	$(21,720)	$(31,587)	$9,867	31%

Other Data
Cash and cash equivalents(iv)	$848,189	$409,428	$438,761	107%
Short-term investments(iv)	—	431,510	(431,510)	(100)%
Capital expenditures(v)	916	502	414	82%	2,910	1,306	1,604	123%
(i) Gross margin is defined as gross profit divided by net revenue.
(ii) The increase year-over-year in quarterly net loss was primarily driven by an impairment loss on other investments in Q2 2024.
(iii) See “Non-GAAP Measures” for more information, including a reconciliation of adjusted earnings (loss) before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) to net income (loss).
(iv) Dollar amounts are as of the last day of the period indicated.
(v) Capital expenditures represent component information of investing activities and is defined as the sum of purchase of property, plant and equipment, and purchase of intangible assets.

Second Quarter 2024
•Net revenue of $27.8 million in Q2 2024 increased by $8.7 million from Q2 2023. The increase was primarily due to higher cannabis flower and cannabis extract sales in Canada, higher cannabis flower sales in Israel, and sales to other international markets consisting of Germany and the United Kingdom (the "UK").
•Gross profit of $6.3 million in Q2 2024 increased by $3.2 million from Q2 2023. The increase was primarily due to higher cannabis flower and extract sales in Canada, higher cannabis flower sales in Israel and sales in other international markets consisting of Germany and the UK.
•Adjusted EBITDA of $(11.1) million in Q2 2024 improved by $4.9 million from Q2 2023. The improvement year-over-year was driven by an increase in gross profit and decreases in sales and marketing and general and administrative expenses.

Business Updates

Transaction with Cronos GrowCo
On June 20, 2024, Cronos announced an expansion of Cronos Growing Company Inc. ("Cronos GrowCo"). The investment will be funded by an additional credit facility provided by Cronos and is intended to assist GrowCo’s expansion of its purpose-built cannabis facility to address the increased global market demand for high-quality cannabis flower.
Key highlights of the investment:
•Investment in Expansion: Cronos provided an approximately $51 million ($70 million CAD) secured non-revolving credit facility to Cronos GrowCo to fund facility expansion, enabling growth opportunities in the markets Cronos operates in today as well as potentially enabling future growth into new markets that open.
•Enhanced Governance: As of July 1, 2024, the Cronos GrowCo board of directors expanded to five members, three of whom were appointed by Cronos.
•New Supply Agreement: Prior to the commencement of sales from the expanded facility, Cronos will have the option to purchase up to 80% of Cronos GrowCo’s total production. Thereafter, Cronos will have the option to purchase up to 70% of the total production from the expanded facility.
•Financial Consolidation: Cronos will consolidate Cronos GrowCo’s results in its financial statements beginning in the third quarter of 2024.
The Canadian cannabis market has a shortage of high-quality biomass and we anticipate the expansion will aid our ability to supply markets we operate in, while also supporting the potential for additional expansion.

Brand and Product Portfolio

Spinach®
Spinach® has solidified itself as the go-to brand for a wide array of products featuring different cannabinoid combinations, potency ranges and flavor profiles. In the edibles category, the Spinach® brand held a 15.6% market share in Q2 2024, according to Hifyre. We are continuously evolving the product offerings and bringing new strategies to market that have contributed to this success. A key addition to our product lineup is the 1-piece 10mg THC edible called Fully Blasted under the SOURZ by Spinach® brand, which hit select markets in March and debuted in Ontario, Canada's largest market, in July. In Q2 2024, we also launched a mixed flavor pack, the SOURZ by Spinach® Tropical Party Pack, which introduces new gummies with bold tropical flavors: Peach Passionfruit, Pineapple Coconut and Strawberry Guava.

Cronos' strong cannabis cultivar breeding program and portfolio of genetics continued to drive growth, propelling the Spinach® brand to become the number one flower brand in Canada, with a 6.2% market share in Q2 2024, according to Hifyre. In Q2 2024, we introduced Spinach Grindz™, a milled flower offering utilizing our Citrus Crush and Cookie Dough strains, designed for convenient use in pre-rolls or vaporizers. Our proprietary genetics breeding program continues to provide our portfolio with winning cultivars that allow us to launch differentiated products across markets.

The Spinach® brand was ranked fourth in the vape category in Q2 2024, holding a 6.8% market share, according to Hifyre. Our performance in the vape category is led by top selling products Pink Lemonade 1.2g, Blueberry Dynamite 1g, Strawberry Slurricane 1.2g and Rocket Icicle 1.2g. We continue to develop this portfolio to bring a variety of flavor and cannabinoid combinations to market in formats and sizes consumers’ desire.

In Q2 2024, Spinach® was ranked ninth in the pre-roll category with 2.5% market share, according to Hifyre. In Q2 2024, Spinach® outpaced category growth, growing +17% year-over-year vs. category growth of +9% year-over-year, according to Hifyre. We expect this category to be key to future growth which is why we are committed to our pursuit of evolving and innovating within our pre-roll portfolio. Our top priority is to continue to utilize our robust product development capabilities to formulate winning products for consumers.

Lord Jones®
Following a successful launch late last year, our Lord Jones® Hash Fusions pre-rolls rose to be the number one hash infused pre-roll in Q2 2024, according to Hifyre. To build on that lead, in April we expanded the offering by launching Sour Blueberry and Snow Lotus strains within our infused pre-roll lineup. These infused pre-rolls were designed with an optimized ratio of ice water hash to flower, meticulously researched and sensory-tested to drive a smoother consumption experience and preserve the flowers' terpene-rich, bold flavors.

In April 2024, Cronos expanded the Lord Jones® live resin vape portfolio with the introduction of Gorilla Z. The Lord Jones® vapes feature sought-after cultivars that deliver a true-to-plant flavorful full-spectrum live resin experience. Crafted with the discerning cannabis consumer in mind, these products embody a commitment to excellence, offering a combination of curated strains, pure live resin, and elegant, high-quality hardware.

Our Lord Jones® products across pre-rolls, vapes, and edibles continue to gain traction in their respective categories, and we are excited about the growth we are seeing from this brand.

PEACE NATURALS®
In Israel, we continue to drive strong performance powered by our advanced genetic breeding program and high-quality cultivation capabilities. Global genetics such as Wedding Cake and GMO lead our portfolio in Israel and have helped to maintain and grow share for the PEACE NATURALS® brand. In Q2 the team continued to bring new and exciting strains to market launching four new cultivars, GG4, Key Limez Punch, Pink Sherb and GMO Lite, providing consumers with additional variety and excitement as part of the PEACE NATURALS® flower portfolio.

In Germany and the UK, we are experiencing strong traction with our proprietary genetics, such as GMO and Wedding Cake, under the PEACE NATURALS® brand. The expansion of Cronos GrowCo will help enable Cronos to execute on these growth opportunities and others as they become available.

Global Supply Chain

Cronos GrowCo reported to the Company preliminary unaudited net revenue to third parties, excluding sales to the Company, of approximately $2.7 million in the second quarter of 2024. Cronos previously provided Cronos GrowCo with a senior secured credit facility and combined with the new credit facility to fund the expansion project, the total outstanding balance is approximately $74 million as of June 30, 2024, following a principal repayment on the original credit facility of $1.2 million by Cronos GrowCo in Q2 2024. In addition to principal repayment, Cronos also received $1.4 million in interest payments from Cronos GrowCo, totaling approximately $2.6 million in cash payments to Cronos in Q2 2024. For additional information, refer to "Transaction with Cronos GrowCo" above.

Guidance and Outlook

The Company reiterates its previously announced operating expense savings target of $5 to $10 million on a standalone basis in 2024 primarily driven by savings in general and administrative, sales and marketing and research and development. The organizational and cost savings initiatives are intended to position the Company to drive profitable and sustainable growth over time. The operating expense savings target excludes the impact of the consolidation of Cronos GrowCo's results into the Company's financial statements.

Due to the additional $51 million ($70 million CAD) investment in Cronos GrowCo and resulting facility expansion, we no longer anticipate that our net change in cash, defined as the sum of cash and cash equivalents and short-term investments will be positive in 2024. We expect the investment to expand Cronos GrowCo's purpose-built cannabis facility will aid our ability to service existing markets and potentially take advantage of additional growth opportunities.

Cronos continues to monitor the conflict involving Israel, Hamas, Iran and other stakeholders in the region (the "Middle East Conflict") and the potential impacts the conflict could have on the Company’s personnel and business in Israel and the recorded amounts of assets and liabilities related to the Company’s operations in Israel. The extent to which the Middle East Conflict may impact the Company’s personnel, business and activities will depend on future developments which remain highly uncertain and cannot be predicted. It is possible that the recorded amounts of assets and liabilities related to the Company’s operations in Israel could change materially in the near term.

These statements are forward-looking and actual results may differ materially. Refer to “Forward-Looking Statements” below for information on the factors that could cause our actual results to differ materially from these forward-looking statements.

Conference Call
The Company will host a conference call and live audio webcast on Thursday, August 8, 2024, at 8:30 a.m. ET to discuss 2024 Second Quarter business results. An audio replay of the call will be archived on the Company’s website for replay. Instructions for the live audio webcast are provided on the Company's website at https://ir.thecronosgroup.com/events-presentations.

About Cronos

Cronos is an innovative global cannabinoid company committed to building disruptive intellectual property by advancing cannabis research, technology and product development. With a passion to responsibly elevate the consumer experience, Cronos is building an iconic brand portfolio. Cronos’ diverse international brand portfolio includes Spinach®, PEACE NATURALS® and Lord Jones®. For more information about Cronos and its brands, please visit: thecronosgroup.com.

Forward-Looking Statements

This press release contains information that constitutes forward-looking information and forward-looking statements within the meaning of applicable securities laws and court decisions (collectively, “Forward-Looking Statements”), which are based upon our current internal expectations, estimates, projections, assumptions and beliefs. All information that is not clearly historical in nature may constitute Forward-Looking Statements. In some cases, Forward-Looking Statements can be identified by the use of forward-looking terminology, such as “expect”, “likely”, “may”, “will”, “should”, “intend”, “anticipate”, “potential”, “proposed”, “estimate” and other similar words, expressions and phrases, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussion of strategy. Forward-Looking Statements include estimates, plans, expectations, opinions, forecasts, projections, targets, guidance or other statements that are not statements of historical fact.

Forward-Looking Statements include, but are not limited to, statements with respect to:
•the ongoing impact of the public investigation into Canadian licensed producers of alleged dumping of medical cannabis imports from Canada into Israel by the Israel Trade Levies Commissioner of the Israel Ministry of Economy and Industry (the “Anti-Dumping Investigation”);
•expectations related to the Middle East Conflict and its impact on our operations in Israel, the supply of product in the market and the demand for product by medical patients in Israel, as well as any regional or global escalations and their impact to global commerce and stability;
•expectations related to the German, Australian and UK markets, including our strategic partnerships with Cansativa GmbH (“Cansativa”), Vitura Health Limited (“Vitura”) and GROW® Pharma, respectively, and our plans to distribute the PEACE NATURALS® brand in Germany and the UK;
•our ability to successfully and profitably sell our products in Germany and the UK;
•expectations related to our announcement of cost-cutting measures, including our decision to wind-down operations at our Winnipeg, Manitoba facility and list the facility for sale, the expected costs and benefits from the wind-down of production activities at the facility, challenges and effects related thereto as well as changes in strategy, metrics, investments, costs, operating expenses, employee turnover and other changes with respect thereto;
•expectations related to the impact of our decision to exit our U.S. hemp-derived cannabinoid product operations, including the costs, expenses and write-offs associated therewith, the impact on our operations and our financial statements and any future plans to re-enter the U.S. market;
•expectations related to our announced realignment (the “Realignment”) and any progress, challenges and effects related thereto as well as changes in strategy, metrics, investments, reporting structure, costs, operating expenses, employee turnover and other changes with respect thereto;
•the timing of the change in the nature of operations at our facility in Stayner, Ontario (the “Peace Naturals Campus”);
•our ability to acquire raw materials from suppliers, including Cronos GrowCo, and the costs and timing associated therewith;
•expectations regarding the potential success of, and the costs and benefits associated with, our joint ventures, strategic alliances and equity investments, including the strategic partnership with Ginkgo Bioworks Holdings, Inc. (“Ginkgo”);
•expectations related to the expansion of Cronos GrowCo’s purpose-built cannabis facility;

•our ability or plans to identify, develop, commercialize or expand our technology and research and development initiatives in cannabinoids, or the success thereof;
•expectations regarding revenues, expenses, gross margins and capital expenditures;
•expectations regarding our future production and manufacturing strategy and operations, the costs and timing associated therewith and the receipt of applicable production and sale licenses;
•the ongoing impact of the legalization of additional cannabis product types and forms for adult-use in Canada, including federal, provincial, territorial and municipal regulations pertaining thereto, the related timing and impact thereof and our intentions to participate in such markets;
•the legalization of the use of cannabis for medical or adult-use in jurisdictions outside of Canada, including the United States and Germany, the related timing and impact thereof and our intentions to participate in such markets, if and when such use is legalized;
•the grant, renewal, withdrawal, suspension, delay and impact of any license or supplemental license to conduct activities with cannabis or any amendments thereof;
•our ability to successfully create and launch brands and cannabis products;
•our ability to anticipate and meet market demand;
•expectations related to the differentiation of our products, including through the utilization of rare cannabinoids;
•the benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, including CBD and other cannabinoids;
•laws and regulations and any amendments thereto applicable to our business and the impact thereof, including uncertainty regarding the application of United States (“U.S.”) state and federal law to cannabis and U.S. hemp (including CBD and other U.S. hemp-derived cannabinoids) products and the scope of any regulations by the U.S. Food and Drug Administration, the U.S. Drug Enforcement Administration, the U.S. Federal Trade Commission, the U.S. Patent and Trademark Office and any state equivalent regulatory agencies over cannabis and U.S. hemp (including CBD and other U.S. hemp-derived cannabinoids) products, including the possibility marijuana is moved from Schedule I to Schedule III under the U.S. Controlled Substances Act;
•the anticipated benefits and impact of Altria Group Inc.’s investment in the Company (the “Altria Investment”), pursuant to a subscription agreement dated December 7, 2018;
•uncertainties as to our ability to exercise our option (the “PharmaCann Option”) in PharmaCann Inc. (“PharmaCann”), in the near term or the future, in full or in part, including the uncertainties as to the status and future development of federal legalization of cannabis in the U.S. and our ability to realize the anticipated benefits of the transaction with PharmaCann;
•expectations regarding the implementation and effectiveness of key personnel changes;
•expectations regarding acquisitions and dispositions and the anticipated benefits therefrom;
•expectations of the amount or frequency of impairment losses, including as a result of the write-down of intangible assets, including goodwill;
•the impact of the ongoing military conflict between Russia and Ukraine (and resulting sanctions) on our business, financial condition and results of operations or cash flows;
•our compliance with the terms of the settlement with the SEC (the “Settlement Order”) and the settlement agreement with the Ontario Securities Commission; and
•the impact of the loss of our ability to rely on private offering exemptions under Regulation D of the Securities Act of 1933, as amended, and the loss of our status as a well-known seasoned issuer, each as a result of the Settlement Order.

Certain of the Forward-Looking Statements contained herein concerning the industries in which we conduct our business are based on estimates prepared by us using data from publicly available governmental sources, market research, industry analysis and on assumptions based on data and knowledge of these industries, which we believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. The industries in which we conduct our business involve risks and uncertainties that are subject to change based on various factors, which are described further below.

The Forward-Looking Statements contained herein are based upon certain material assumptions that were applied in drawing a conclusion or making a forecast or projection, including: (i) our inability to achieve our target cash and cash equivalents and short-term investment balances for 2024; (ii) our ability to effectively navigate developments related to the Anti-Dumping Investigation and its impact on our operations in Israel; (iii) our ability to effectively navigate developments related to the Middle East Conflict and its impact on our employees and operations in Israel, the supply of product in the market and demand for product by medical patients in Israel; (iv) our ability to efficiently and effectively distribute our PEACE NATURALS® brand in Germany with our strategic partner Cansativa and in the UK with our strategic partner GROW® Pharma and our ability to efficiently and effectively distribute products in Australia with our strategic partner Vitura; (v) our ability to realize the expected cost-savings and other benefits related to the wind-down of our operations at our Winnipeg, Manitoba facility, (vi) our ability to realize the expected cost-savings, efficiencies and other benefits of our Realignment and other announced cost-cutting measures and employee turnover related thereto; (vii) our ability to efficiently and effectively wind down certain production activities at the Peace Naturals Campus, receive the benefits of the change in the nature of our operations at our Peace Naturals Campus and acquire raw materials on a timely and cost-effective basis from third parties, including Cronos GrowCo; (viii) the timely completion of the expansion of Cronos GrowCo’s purpose-built cannabis facility and the ability of Cronos GrowCo to repay the Term Loan B; (ix) our ability to realize anticipated benefits, synergies or generate revenue, profits or value from our acquisitions and strategic investments; (x) the production and manufacturing capabilities and output from our facilities and our joint ventures, strategic alliances and equity investments; (xi) government regulation of our activities and products including, but not limited to, the areas of cannabis taxation and environmental protection; (xii) the timely receipt of any required regulatory authorizations, approvals, consents, permits and/or licenses; (xiii) consumer interest in our products and brands; (xiv) our ability to accurately forecast consumer demand and supply such demand; (xv) our ability to differentiate our products, including through the utilization of rare cannabinoids; (xvi) competition; (xvii) anticipated and unanticipated costs; (xviii) our ability to generate cash flow from operations; (xix) our ability to conduct operations in a safe, efficient and effective manner; (xx) our ability to hire and retain qualified staff, and acquire equipment and services in a timely and cost-efficient manner; (xxi) our ability to exercise the PharmaCann Option and realize the anticipated benefits of the transaction with PharmaCann; (xxii) our ability to complete planned dispositions, and, if completed, obtain our anticipated sales price; (xxiii) general economic, financial market, regulatory and political conditions in which we operate; (xxiv) management’s perceptions of historical trends, current conditions and expected future developments; and (xxv) other considerations that management believes to be appropriate in the circumstances. While our management considers these assumptions to be reasonable based on information currently available to management, there is no assurance that such expectations will prove to be correct.

By their nature, Forward-Looking Statements are subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct, and that objectives, strategic goals and priorities will not be achieved. A variety of factors, including known and unknown risks, many of which are beyond our control, could cause actual results to differ materially from the Forward-Looking Statements in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf. Such factors include, without limitation, negative impacts on our business and operations in Israel due to the Anti-Dumping Investigation, including that we may not be able to produce, import or sell our products in Israel as a result thereof; negative impacts on our employees, business and operations in Israel due to the Middle East Conflict, including that we may not be able to produce, import or sell our products or protect our people or facilities in Israel during the Middle East Conflict, the supply of product in the market and the demand for product by medical patients in Israel; that we may not be able to successfully continue to distribute our products in Germany, Australia and the UK or generate material revenue from sales in those markets; that we may not be able to achieve the anticipated benefits of the wind-down of our operations at our Winnipeg, Manitoba facility or be able to access raw materials on a timely and cost-effective basis from third-parties; that we may be unable to further streamline our operations and reduce expenses; that we may not be able to effectively and efficiently re-enter the U.S. market in the future; that we may not be able to access raw materials on a timely and cost-effective basis from third-parties, including Cronos GrowCo; that Cronos GrowCo may not be able to complete the expansion of its purpose-built cannabis facility within a reasonable time or repay its borrowings under Term Loan B; the military conflict between Russia and Ukraine may disrupt our operations and those of our suppliers and distribution channels and negatively impact the demand for and use of our products; the risk that cost savings and any other synergies from the Altria Investment may not be fully realized or may take longer to realize than expected; failure to execute key personnel changes; the risks that our Realignment, the change in the nature of our operations at the Peace Naturals Campus and our further leveraging of our strategic partnerships will not result in the expected cost-savings, efficiencies and other benefits or will result in greater than anticipated turnover in personnel; lower levels of revenues; the lack of consumer demand for our products; our inability to accurately forecast consumer demand; our inability to reduce expenses at the level needed to meet our projections; our inability to manage disruptions in credit markets; unanticipated future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; growth opportunities not turning out as expected; the lack of cash flow necessary to execute our business plan (either within the expected timeframe or at all); difficulty raising capital; the potential adverse effects of judicial, regulatory or other proceedings, or threatened litigation or proceedings, on our business, financial condition, results of operations and cash flows; volatility in and/or degradation of general economic, market, industry or business conditions; compliance with applicable environmental, economic, health and safety, energy and other policies and regulations and in particular health concerns with respect to vaping and the use of cannabis and U.S. hemp products in vaping devices; the unexpected effects of actions of third parties such as competitors, activist investors or federal (including U.S. federal), state, provincial, territorial or local regulatory authorities or self-regulatory organizations; adverse changes in regulatory requirements in relation to our business and products; legal or regulatory obstacles that could prevent us from being able to exercise the PharmaCann Option and thereby realize the anticipated benefits of the transaction with PharmaCann; dilution of our fully diluted ownership of PharmaCann and the loss of our rights as a result of that dilution; our failure to improve our internal control environment and our systems, processes and procedures; and the factors discussed under Part I, Item 1A “Risk Factors” of the Annual Report on Form 10-K for the year ended December 31, 2023 and under Part II, Item 1A “Risk Factors” in our Quarterly Reports. Readers are cautioned to consider these and other factors, uncertainties and potential events carefully and not to put undue reliance on Forward-Looking Statements.

Forward-Looking Statements are provided for the purposes of assisting the reader in understanding our financial performance, financial position and cash flows as of and for periods ended on certain dates and to present information about management’s current expectations and plans relating to the future, and the reader is cautioned not to place undue reliance on these Forward-Looking Statements because of their inherent uncertainty and to appreciate the limited purposes for which they are being used by management. While we believe that the assumptions and expectations reflected in the Forward-Looking Statements are reasonable based on information currently available to management, there is no assurance that such assumptions and expectations will prove to have been correct. Forward-Looking Statements are made as of the date they are made and are based on the beliefs, estimates, expectations and opinions of management on that date. We undertake no obligation to update or revise any Forward-Looking Statements, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such Forward-Looking Statements. The Forward-Looking Statements contained in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf are expressly qualified in their entirety by these cautionary statements.

As used in this press release, “CBD” means cannabidiol and “U.S. hemp” has the meaning given to the term “hemp” in the U.S. Agricultural Improvement Act of 2018, including hemp-derived CBD.

Cronos Group Inc.
Condensed Consolidated Balance Sheets
(In thousands of U.S. dollars, except share amounts, unaudited)

	As of June 30, 2024	As of December 31, 2023
Assets
Current assets
Cash and cash equivalents	$848,189	$669,291
Short-term investments	—	192,237
Accounts receivable, net	16,179	13,984
Interest receivable	5,183	10,012
Other receivables	7,227	6,341
Current portion of loans receivable, net	4,875	5,541
Inventory, net	29,182	30,495
Prepaids and other current assets	5,246	5,405
Held-for-sale assets	19,197	—
Total current assets	935,278	933,306
Equity method investments, net	21,226	19,488
Other investments	3,168	35,251
Non-current portion of loans receivable, net	73,165	69,036
Property, plant and equipment, net	36,964	59,468
Right-of-use assets	1,079	1,356
Goodwill	1,024	1,057
Intangible assets, net	19,103	21,078
Other assets	41	45
Total assets	$1,091,048	$1,140,085

Liabilities
Current liabilities
Accounts payable	$7,840	$12,130
Income taxes payable	61	64
Accrued liabilities	23,846	27,736
Current portion of lease obligation	931	994
Derivative liabilities	21	102
Current portion due to non-controlling interests	358	373
Total current liabilities	33,057	41,399
Non-current portion due to non-controlling interests	1,137	1,003
Non-current portion of lease obligation	1,062	1,559
Total liabilities	35,256	43,961

Shareholders’ equity
Share capital	616,379	613,725
Additional paid-in capital	49,298	48,449
Retained earnings	405,650	416,719
Accumulated other comprehensive gain (loss)	(12,013)	20,678
Total equity attributable to shareholders of Cronos Group	1,059,314	1,099,571
Non-controlling interests	(3,522)	(3,447)
Total shareholders’ equity	1,055,792	1,096,124
Total liabilities and shareholders’ equity	$1,091,048	$1,140,085

Cronos Group Inc.
Condensed Consolidated Statements of Net Loss and Comprehensive Income (Loss)

	Three months ended June 30,		Six months ended June 30,
(In thousands of U.S. dollars, except share and per share amounts, unaudited)	2024	2023	2024	2023
Net revenue, before excise taxes	$38,678	$25,798	$74,045	$52,352
Excise taxes	(10,916)	(6,777)	(20,995)	(13,836)
Net revenue	27,762	19,021	53,050	38,516
Cost of sales	21,070	15,922	41,875	32,490
Inventory write-down	395	—	395	—
Gross profit	6,297	3,099	10,780	6,026
Operating expenses
Sales and marketing	4,330	5,297	9,662	11,038
Research and development	962	1,107	1,959	3,146
General and administrative	12,767	13,451	21,674	25,307
Restructuring costs	547	—	630	—
Share-based compensation	2,236	2,331	4,251	4,866
Depreciation and amortization	1,016	1,533	2,139	3,058
Impairment loss on long-lived assets	—	—	1,974	—
Total operating expenses	21,858	23,719	42,289	47,415
Operating loss	(15,561)	(20,620)	(31,509)	(41,389)
Other income
Interest income, net	13,451	12,471	27,696	23,646
Share of income (loss) from equity method investments	917	270	2,365	(226)
Gain (loss) on revaluation of financial instruments	(3,615)	5,193	(6,257)	(2,565)
Impairment loss on other investments	(12,916)	—	(25,650)	—
Foreign currency transaction gain (loss)	6,543	(3,174)	19,802	(4,817)
Other, net	248	17	(422)	37
Total other income	4,628	14,777	17,534	16,075
Loss before income taxes	(10,933)	(5,843)	(13,975)	(25,314)
Income tax benefit	(2,174)	(180)	(2,732)	(1,616)
Loss from continuing operations	(8,759)	(5,663)	(11,243)	(23,698)
Loss from discontinued operations	—	(2,834)	—	(4,056)
Net loss	(8,759)	(8,497)	(11,243)	(27,754)
Net loss attributable to non-controlling interest	(2)	(137)	(245)	(225)
Net loss attributable to Cronos Group	$(8,757)	$(8,360)	$(10,998)	$(27,529)
Comprehensive income (loss)
Net loss	$(8,759)	$(8,497)	$(11,243)	$(27,754)
Other comprehensive income (loss)
Foreign exchange gain (loss) on translation	(10,160)	16,580	(32,521)	18,994
Comprehensive income (loss)	(18,919)	8,083	(43,764)	(8,760)
Comprehensive income (loss) attributable to non-controlling interests	58	(87)	(75)	(95)
Comprehensive income (loss) attributable to Cronos Group	$(18,977)	$8,170	$(43,689)	$(8,665)
Net loss per share
Basic and diluted - continuing operations	$(0.02)	$(0.01)	$(0.03)	$(0.06)
Basic and diluted - discontinued operations	—	(0.01)	—	(0.01)
Basic and diluted - total	$(0.02)	$(0.02)	$(0.03)	$(0.07)

Cronos Group Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands of U.S. dollars, except share amounts, unaudited)

	Six months ended June 30,
	2024	2023
Operating activities
Net loss	$(11,243)	$(27,754)
Adjustments to reconcile net loss to cash used in operating activities:
Share-based compensation	4,251	4,887
Depreciation and amortization	3,244	4,785
Impairment loss on long-lived assets	1,974	205
Impairment loss on other investments	25,650	—
Loss from investments	3,732	2,955
Changes in expected credit losses on long-term financial assets	1,021	(1,146)
Foreign currency transaction (gain) loss	(19,802)	4,817
Other non-cash operating activities, net	829	(554)
Changes in operating assets and liabilities:
Accounts receivable, net	(2,723)	10,623
Interest receivable	1,174	(10,243)
Other receivables	(1,009)	(200)
Prepaids and other current assets	(5)	480
Inventory	292	(7,259)
Accounts payable	(4,482)	(2,478)
Income taxes payable	(47)	(32,801)
Accrued liabilities	(3,316)	(5,784)
Cash flows used in operating activities	(460)	(59,467)
Investing activities
Purchase of short-term investments	—	(479,763)
Proceeds from short-term investments	187,447	169,418
Dividends received from equity method investment	—	1,299
Advances on loans receivable	(8,836)	—
Proceeds from repayment on loans receivable	5,298	11,388
Purchase of property, plant and equipment	(2,453)	(1,298)
Purchase of intangible assets	(457)	(8)
Cash flows provided by (used in) investing activities	180,999	(298,964)
Financing activities
Withholding taxes paid on share-based awards	(905)	(782)
Cash flows used in financing activities	(905)	(782)
Effect of foreign currency translation on cash and cash equivalents	(736)	3,997
Net change in cash and cash equivalents	178,898	(355,216)
Cash and cash equivalents, beginning of period	669,291	764,644
Cash and cash equivalents, end of period	$848,189	$409,428
Supplemental cash flow information
Interest paid	$—	$—
Interest received	$28,291	$13,385
Income taxes paid	$614	$32,995

Non-GAAP Measures

Cronos Group reports its financial results in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”). This press release refers to measures not recognized under U.S. GAAP (“non-GAAP measures”). These non-GAAP measures do not have a standardized meaning prescribed by U.S. GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these non-GAAP measures are provided as a supplement to corresponding U.S. GAAP measures to provide additional information regarding the results of operations from management’s perspective. Accordingly, non-GAAP measures should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. All non-GAAP measures presented in this press release are reconciled to their closest reported U.S. GAAP measure. Reconciliations of historical adjusted financial measures to corresponding U.S. GAAP measures are provided below.

Adjusted EBITDA
Management reviews Adjusted EBITDA, a non-GAAP measure, which excludes non-cash items and items that do not reflect management’s assessment of ongoing business performance. Management defines Adjusted EBITDA as net income (loss) before interest, tax expense (benefit), depreciation and amortization adjusted for: share of (income) loss from equity method investments; impairment loss on goodwill and intangible assets; impairment loss on long-lived assets; (gain) loss on revaluation of derivative liabilities; (gain) loss on revaluation of financial instruments; transaction costs related to strategic projects; impairment loss on other investments; foreign currency transaction loss; other, net; restructuring costs; inventory write-downs resulting from restructuring actions; share-based compensation; and financial statement review costs and reserves related to the restatements of our 2019 and 2021 interim financial statements (the “Restatements”), including the costs related to the settlement of the Securities and Exchange Commission's ("SEC") and the Ontario Securities Commission's ("OSC") investigation of the Restatements and legal costs of defending shareholder class action complaints brought against us as a result of the 2019 restatement (see Part II, Item 1 “Legal Proceedings” of our Quarterly Report on Form 10-Q for the period ended June 30, 2024 for a discussion of the shareholder class action complaints relating to the restatement of the 2019 interim financial statements and the settlement of the SEC's and the OSC's investigations of the Restatements). Results are reported as total consolidated results, reflecting our reporting structure of one reportable segment.
Management believes that Adjusted EBITDA provides the most useful insight into underlying business trends and results and provides a more meaningful comparison of period-over-period results. Management uses Adjusted EBITDA for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets.
The following tables set forth a reconciliation of Net income (loss) as determined in accordance with U.S. GAAP to Adjusted EBITDA for the periods indicated:

	Three months ended June 30, 2024
	Continuing Operations	Discontinued Operations	Total
Net loss	$(8,759)	$—	$(8,759)
Interest income, net	(13,451)	—	(13,451)
Income tax benefit	(2,174)	—	(2,174)
Depreciation and amortization	1,513	–	1,513
EBITDA	(22,871)	—	(22,871)
Share of income from equity method investments	(917)	—	(917)
Loss on revaluation of financial instruments(ii)	3,615	—	3,615
Impairment loss on other investments(iii)	12,916	—	12,916
Foreign currency transaction gain	(6,543)	—	(6,543)
Transaction costs(iv)	196	—	196
Other, net(v)	(248)	—	(248)
Restructuring costs(vi)	547	—	547
Share-based compensation(vii)	2,236	—	2,236
Financial statement review costs(viii)	18	—	18
Adjusted EBITDA	$(11,051)	$—	$(11,051)

	Three months ended June 30, 2023
	Continuing Operations	Discontinued Operations	Total
Net loss	$(5,663)	$(2,834)	$(8,497)
Interest income, net	(12,471)	(3)	(12,474)
Income tax benefit	(180)	—	(180)
Depreciation and amortization	2,265	115	2,380
EBITDA	(16,049)	(2,722)	(18,771)
Share of income from equity method investments	(270)	—	(270)
Impairment loss on long-lived assets(i)	—	205	205
Gain on revaluation of financial instruments(ii)	(5,193)	—	(5,193)
Foreign currency transaction loss	3,174	—	3,174
Other, net(v)	(17)	163	146
Restructuring costs(vi)	—	534	534
Share-based compensation(vii)	2,331	5	2,336
Financial statement review costs(viii)	119	—	119
Inventory write-down(ix)	—	839	839
Adjusted EBITDA	$(15,905)	$(976)	$(16,881)

	Six months ended June 30, 2024
	Continuing Operations		Discontinued Operations	Total
Net loss	$(11,243)		$—	$(11,243)
Interest income, net	(27,696)		—	(27,696)
Income tax benefit	(2,732)		—	(2,732)
Depreciation and amortization	3,244		—	3,244
EBITDA	(38,427)	$(38,427)	—	(38,427)
Share of income from equity method investments	(2,365)		—	(2,365)
Impairment loss on long-lived assets(i)	1,974		—	1,974
Loss on revaluation of financial instruments(ii)	6,257		—	6,257
Impairment loss on other investments(iii)	25,650		—	25,650
Foreign currency transaction gain	(19,802)		—	(19,802)
Transaction costs(iv)	196		—	196
Other, net(v)	422		—	422
Restructuring costs(vi)	630		—	630
Share-based compensation(vii)	4,251		—	4,251
Financial statement review costs(viii)	(506)		—	(506)
Adjusted EBITDA	$(21,720)		$—	$(21,720)

	Six months ended June 30, 2023
	Continuing Operations	Discontinued Operations	Total
Net loss	$(23,698)	$(4,056)	$(27,754)
Interest income, net	(23,646)	(8)	(23,654)
Income tax benefit	(1,616)	—	(1,616)
Depreciation and amortization	4,541	244	4,785
EBITDA	(44,419)	(3,820)	(48,239)
Share of loss from equity method investments	226	—	226
Impairment loss on long-lived assets(i)	—	205	205
Loss on revaluation of financial instruments(ii)	2,565	—	2,565
Foreign currency transaction loss	4,817	—	4,817
Other, net(v)	(37)	163	126
Restructuring costs(vi)	—	534	534
Share-based compensation(vii)	4,866	21	4,887
Financial statement review costs(viii)	395	—	395
Inventory write-down(ix)	—	839	839
Adjusted EBITDA	$(31,587)	$(2,058)	$(33,645)

(i)For the three and six months ended June 30, 2024, impairment loss on long-lived assets related to the winding down of operations at Cronos Fermentation. For the three and six months ended June 30, 2023, impairment loss on long-lived assets related to certain leased properties associated with the Company’s U.S. operations.
(ii)For the three and six months ended June 30, 2024 and 2023, (gain) loss on revaluation of financial instruments related primarily to the Company’s equity securities in Vitura.
(iii)For the three and six months ended June 30, 2024, impairment loss on other investments represents the fair value change on the PharmaCann Option.
(iv)For the three and six months ended June 30, 2024, transactions costs represent advisory fees associated with the Cronos GrowCo expansion transaction.
(v)For the three and six months ended June 30, 2024 and 2023, other, net related to (gain) loss on disposal of assets and (gain) loss on revaluation of derivative liabilities.

(vi)For the three and six months ended June 30, 2024, restructuring costs from continuing operations related to shutdown costs at the Cronos Fermentation facility as well as employee-related severance costs associated with the Realignment. For the three and six months ended June 30, 2023, restructuring costs related to employee-related severance costs and other restructuring costs associated with our U.S. operations.
(vii)For the three and six months ended June 30, 2024 and 2023, share-based compensation related to the non-cash expenses of share-based compensation awarded to employees under the Company’s share-based award plans.
(viii)For the three and six months ended June 30, 2024 and 2023, financial statement review costs include costs and reserves taken related to the Restatements, costs related to the Company’s responses to requests for information from various regulatory authorities relating to the Restatements and legal costs incurred defending shareholder class action complaints brought against the Company as a result of the 2019 restatement. For the six months ended June 30, 2024, a credit balance is presented due to an insurance recovery.
(ix)For the three and six months ended June 30, 2023, inventory write-downs relate to product destruction and obsolescence associated with the exit of our U.S. operations.

Constant Currency
To supplement the consolidated financial statements presented in accordance with U.S. GAAP, we have presented constant currency adjusted financial measures for net revenues, gross profit, gross profit margin, operating expenses, net income (loss) and Adjusted EBITDA for the six months ended June 30, 2024, as well as cash and cash equivalents and short-term investment balances as of June 30, 2024 compared to December 31, 2023, which are considered non-GAAP financial measures. We present constant currency information to provide a framework for assessing how our underlying operations performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period income statement results in currencies other than U.S. dollars are converted into U.S. dollars using the average exchange rates from the three and six months and comparative periods in 2023 rather than the actual average exchange rates in effect during the respective current periods; constant currency current and prior comparative balance sheet information is translated at the prior year-end spot rate rather than the current period spot rate. All growth comparisons relate to the corresponding period in 2023. We have provided this non-GAAP financial information to aid investors in better understanding the performance of our operations. The non-GAAP financial measures presented in this press release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with U.S. GAAP.
The table below sets forth certain measures of consolidated results from continuing operations on a constant currency basis for the three and six months ended June 30, 2024 compared to the three and six months ended June 30, 2023 as well as cash and cash equivalents and short-term investments as of June 30, 2024 and December 31, 2023, both on an as-reported and constant currency basis (in thousands):

As Reported	As Adjusted for Constant Currency
Three months ended June 30,	As Reported Change	Three months ended June 30,	Constant Currency Change
2024	2023	$	%	2024	$	%
Net revenue	$27,762	$19,021	$8,741	46%	$28,290	$9,269	49%
Gross profit	6,297	3,099	3,198	103%	6,434	3,335	108%
Gross margin	23%	16%	N/A	7	pp	23%	N/A	7	pp

Operating expenses	21,858	23,719	(1,861)	(8)%	21,861	(1,858)	(8)%
Net loss from continuing operations	(8,759)	(5,663)	(3,096)	(55)%	(8,162)	(2,499)	(44)%
Adjusted EBITDA	(11,051)	(15,905)	4,854	31%	(10,863)	5,042	32%

Six months ended June 30,	As Reported Change	Six months ended June 30,	Constant Currency Change
2024	2023	$	%	2024	$	%
Net revenue	$53,050	$38,516	$14,534	38%	$53,795	$15,279	40%
Gross profit	10,780	6,026	4,754	79%	10,983	4,957	82%
Gross margin	20%	16%	N/A	4	pp	20%	N/A	4	pp

Operating expenses	42,289	47,415	(5,126)	(11)%	42,336	(5,079)	(11)%
Net loss from continuing operations	(11,243)	(23,698)	12,455	53%	(10,643)	13,055	55%
Adjusted EBITDA	(21,720)	(31,587)	9,867	31%	(21,508)	10,079	32%

As of March 31,	As of December 31,	As Reported Change	As of March 31,	Constant Currency Change
2024	2023	$	%	2024	$	%
Cash and cash equivalents	$848,189	$669,291	$178,898	27%	$852,752	$183,461	27%
Short-term investments	—	192,237	(192,237)	(100)%	—	(192,237)	(100)%
Total cash and cash equivalents and short-term investments	$848,189	$861,528	$(13,339)	(2)%	$852,752	$(8,776)	(1)%

Net revenue

	As Reported				As Adjusted for Constant Currency
	Three months ended June 30,		As Reported Change		Three months ended June 30,	Constant Currency Change
	2024	2023	$	%	2024	$	%
Cannabis flower	$20,661	$14,014	$6,647	47%	$21,058	$7,044	50%
Cannabis extracts	7,064	4,926	2,138	43%	7,195	2,269	46%
Other	37	81	(44)	(54)%	37	(44)	(54)%
Net revenue	$27,762	$19,021	$8,741	46%	$28,290	$9,269	49%

	As Reported				As Adjusted for Constant Currency
	Six months ended June 30,		As Reported Change		Six months ended June 30,	Constant Currency Change
	2024	2023	$	%	2024	$	%
Cannabis flower	$38,186	$27,142	$11,044	41%	$38,812	$11,670	43%
Cannabis extracts	14,791	11,227	3,564	32%	14,909	3,682	33%
Other	73	147	(74)	(50)%	74	(73)	(50)%
Net revenue	$53,050	$38,516	$14,534	38%	$53,795	$15,279	40%

	As Reported				As Adjusted for Constant Currency
	Three months ended June 30,		As Reported Change		Three months ended June 30,	Constant Currency Change
	2024	2023	$	%	2024	$	%
Canada	$19,844	$13,595	$6,249	46%	$20,210	$6,615	49%
Israel	6,889	5,426	1,463	27%	7,036	1,610	30%
Other countries	1,029	—	1,029	N/M	1,044	1,044	N/M
Net revenue	$27,762	$19,021	$8,741	46%	$28,290	$9,269	49%

	As Reported				As Adjusted for Constant Currency
	Six months ended June 30,		As Reported Change		Six months ended June 30,	Constant Currency Change
	2024	2023	$	%	2024	$	%
Canada	$38,715	$28,029	$10,686	38%	$39,044	$11,015	39%
Israel	13,306	10,487	2,819	27%	13,707	3,220	31%
Other countries	1,029	—	1,029	N/M	1,044	1,044	N/M
Net revenue	$53,050	$38,516	$14,534	38%	$53,795	$15,279	40%

For the three months ended June 30, 2024, net revenue on a constant currency basis was $28.3 million, representing a 49% increase from the three months ended June 30, 2023. For the six months ended June 30, 2024, net revenue on a constant currency basis was $53.8 million, representing a 40% increase from the six months ended June 30, 2023. On a constant currency basis, net revenue increased for the three and six months ended June 30, 2024, primarily due to higher cannabis flower and extract sales in the Canadian adult-use market, higher cannabis flower sales in Israel and higher cannabis flower sales in other countries, partially offset by an adverse price/mix in the Canadian cannabis flower category driving increased excise tax payments as a percentage of revenue.
Gross profit
For the three months ended June 30, 2024, gross profit on a constant currency basis was $6.4 million, representing a 108% increase from the three months ended June 30, 2023. For the six months ended June 30, 2024, gross profit on a constant currency basis was $11.0 million, representing a 82% increase from the six months ended June 30, 2023. On a constant currency basis, gross profit increased for the three and six months ended June 30, 2024, primarily due to higher cannabis flower and extract sales in the Canadian adult-use market, higher cannabis flower sales in Israel and higher cannabis flower sales in other countries, partially offset by an adverse price/mix in the Canadian cannabis flower category driving increased excise tax payments as a percentage of revenue and higher inventory write-downs.

Operating expenses
For the three months ended June 30, 2024, operating expenses on a constant currency basis were $21.9 million, representing an 8% decrease from the three months ended June 30, 2023. For the six months ended June 30, 2024, operating expenses on a constant currency basis was $42.3 million, representing an 11% decrease from the six months ended June 30, 2023. On a constant currency basis, operating expenses decreased for the three and six months ended June 30, 2024, primarily due to lower advertising and marketing spend, lower costs associated with the achievement of Ginkgo milestones, lower professional fees, largely related to financial statement review costs, and lower salaries and benefits and insurance costs.
Net loss from continuing operations
For the three months ended June 30, 2024, net loss from continuing operations on a constant currency basis was $8.2 million, representing an increased loss of $2.5 million from the three months ended June 30, 2023. For the six months ended June 30, 2024, net loss from continuing operations on a constant currency basis was $10.6 million, representing an improvement of $13.1 million from the six months ended June 30, 2023.
Adjusted EBITDA
For the three months ended June 30, 2024, Adjusted EBITDA on a constant currency basis was $(10.9) million, representing a 32% improvement from the three months ended June 30, 2023. For the six months ended June 30, 2024, Adjusted EBITDA on a constant currency basis was $(21.5) million, representing a 32% improvement from the six months ended June 30, 2023. The improvement in Adjusted EBITDA for the three and six months ended June 30, 2024 on a constant currency basis was driven by higher cannabis flower and extract sales in the Canadian adult-use market, higher cannabis flower sales in Israel, decreases in general and administrative expenses and lower costs associated with the achievement of Ginkgo milestones, partially offset by an adverse price/mix in Canada in the cannabis flower category driving increased excise tax payments as a percentage of revenue.
Cash and cash equivalents & short-term investments
Cash and cash equivalents and short-term investments on a constant currency basis decreased 1% to $852.8 million as of June 30, 2024 from $861.5 million as of December 31, 2023. The decrease in cash and cash equivalents and short-term investments is primarily due to advances of loans receivable and purchases of property, plant and equipment in the six months ended June 30, 2024.
Foreign currency exchange rates
All currency amounts in this press release are stated in U.S. dollars, which is our reporting currency, unless otherwise noted. All references to “dollars” or “$” are to U.S. dollars. The assets and liabilities of our foreign operations are translated into dollars at the exchange rate in effect as of June 30, 2024, June 30, 2023, and December 31, 2023. Transactions affecting the shareholders’ equity (deficit) are translated at historical foreign exchange rates. The condensed consolidated statements of net loss and comprehensive income (loss) and condensed consolidated statements of cash flows of our foreign operations are translated into dollars by applying the average foreign exchange rate in effect for the reporting period as reported on Bloomberg. The exchange rates used to translate from USD to Canadian dollars (“C$”) and Israeli New Shekels ("ILS") are shown below:

(Exchange rates are shown as C$ per $)	As of
	June 30, 2024	June 30, 2023	December 31, 2023
Spot rate	1.3674	1.3242	1.3243
Year-to-date average rate	1.3581	1.3474	N/A

(Exchange rates are shown as ILS per $)	As of
	June 30, 2024	June 30, 2023	December 31, 2023
Spot rate	3.7742	3.7051	3.6163
Year-to-date average rate	3.6950	3.5892	N/A

For further information, please contact:
Shayne Laidlaw
Investor Relations
Tel: (416) 504-0004
investor.relations@thecronosgroup.com